Filed pursuant to Rule 424(b)(2)

Registration No. 333-175038

PROSPECTUS SUPPLEMENT

(to Prospectus Supplement dated July 11, 2011

and to Prospectus dated June 29, 2011)

165,964 Shares of Common Stock

Pursuant to this prospectus supplement, the accompanying prospectus supplement and the accompanying prospectus, we are offering 165,964 shares of common stock to Southridge Partners II, LP, or Southridge, at a price of $0.3013 per share, pursuant to our previously announced equity purchase agreement dated July 11, 2011, with Southridge. The total purchase price for the shares is $50,000.00. These shares are being issued as part of the commitment by Southridge to purchase, at our option, from time to time, up to $5,000,000 of common stock pursuant to the equity purchase agreement, as described in the Prospectus Supplement dated July 11, 2011. We will receive proceeds of $50,000.00 from the sale of these shares.

Southridge may be deemed to be an “underwriter” within the meaning of the Securities Act of 1933, as amended.

We expect to issue the shares to Southridge on or about October 19, 2012. Our common stock is quoted on the Over-the-Counter Bulletin Board under the symbol “ECPN.OB.” On October 18, 2012, the last sales price for our common stock as reported on the OTC Bulletin Board was $0.38 per share.

Investing in our common stock involves risks. See the risk factors contained in or incorporated by reference in the prospectus supplement dated July 11, 2011, including, without limitation, those referred to under the heading “Risk Factors” beginning on page S-4 thereof, those referenced on page 3 of the base prospectus dated June 29, 2011 and those contained in our Annual Report on Form 10-K for the fiscal year ended September 30, 2011 filed with Securities and Exchange Commission, as modified by any Quarterly Reports on Form 10-Q and other SEC filings filed after such Annual Report, to read about the risks you should consider before purchasing our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement, the accompanying prospectus supplements or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is October 19, 2012.